EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

dated as of September 29, 2014

among

CASH AMERICA INTERNATIONAL, INC.,

The Guarantor(s) Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
_________________________________________________

5.75% Senior Notes due 2018

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of September 29, 2014, among CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Company”), NC FINANCIAL SOLUTIONS OF LOUISIANA, LLC, a Delaware limited liability company; NC FINANCIAL SOLUTIONS OF MONTANA, LLC, a Delaware limited liability company; and NC FINANCIAL SOLUTIONS OF RHODE ISLAND, LLC, a Delaware limited liability company (each an “Undersigned”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 15, 2013 (the “Indenture”), relating to the Company’s 5.75% Senior Notes due 2018 (the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Subsidiaries to provide Guaranties in certain circumstances.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Second Supplemental Indenture will henceforth be read together.
Section 6. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Undersigned and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CASH AMERICA INTERNATIONAL, INC., as Issuer
By:	/s/ Austin D. Nettle
Name: Austin D. Nettle
Title: Vice President and Treasurer

NC FINANCIAL SOLUTIONS OF LOUISIANA, LLC
NC FINANCIAL SOLUTIONS OF MONTANA, LLC
NC FINANCIAL SOLUTIONS OF RHODE ISLAND, LLC

By: NC Financial Solutions, LLC
        The sole member of each of the foregoing entities

By:	/s/ Austin D. Nettle
Name: Austin D. Nettle
Title: Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Name: Patrick T. Giordano
Title: Vice President